UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 22, 2009

STERICYCLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

28161 North Keith Drive

Lake Forest, Illinois 60045

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(847) 367-5910

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Please refer to Item 2.03 of this report.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 24, 2009, we entered into a three-year term loan credit agreement with Bank of America, N.A., as administrative agent and a lender, other lenders party to the credit agreement, and a syndication agent to be determined.

The initial term loan under the term loan credit agreement was $50,000,000. During the six-month period following closing, we may request additional term loans up to an aggregate amount of $150,000,000. No existing lender will be required to participate in any such additional term loan, and if necessary in order to obtain the full amount of the additional term loan that we have requested, we may (with the administrative agent’s approval) invite new financial institutions to join the term loan credit agreement as additional lenders.

Term loans under the term loan credit agreement bear interest at fluctuating interest rates determined, for any one-month or other applicable interest period, by reference to the London Interbank Offered Rate, or LIBOR, plus the applicable margin provided in the credit agreement. The applicable margin is based on our consolidated leverage ratio and ranges from 2.75% to 3.50%. As of June 24, 2009, the applicable margin was 3.0%.

During each calendar quarter ending June 30, September 30 and December 31, 2010 and March 31, 2011, we are required to repay 1.875% of  the principal amount of all term loans under the term loan credit agreement; and during each calendar quarter ending June 30, September 30 and December 31, 2011 and March 31, 2012, we are required to repay 2.50% of  the principal amount of all term loans. The unpaid balance of all term loans is repayable on June 24, 2012.

Term loans under the term loan credit agreement are unsecured obligations and rank pair passu with our other unsecured obligations, including those under our senior unsecured credit facility pursuant to our August 24, 2007 credit agreement with Bank of America, N.A. and the other lenders party to the credit agreement (our “2007 credit agreement”).

We applied the proceeds of the initial term loan under the term loan credit agreement to reduce our borrowings under our revolving credit facility under our 2007 credit agreement.

The term loan credit agreement contains customary events of default, including our failure to pay any principal, interest or other amount when due, our violation of certain of our affirmative covenants or any of our negative covenants, a breach of our representations and warranties, a change of control, or an event of default under our 2007 credit agreement. Upon the occurrence of an event of default, payment of all term loans may be accelerated by the lender or lenders.

A copy of the term loan credit agreement is filed with this report as Exhibit 10.1.

Item 8.01

Other Events

On June 22, 2009, we received a request from the U.S. Department of Justice for additional information in connection with our proposed acquisition of MedServe, Inc. The Department of Justice requested this additional information pursuant to the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”).

The effect of the request for additional information is to extend the waiting period imposed by HSR until 30 days after we have submitted the information, unless the 30-day period is extended voluntarily by the parties or is terminated earlier by the Department of Justice.

Item 9.01

Financial States and Exhibits

(d)

Exhibits

The following exhibit is filed with this report:

10.1

Credit Agreement dated as of June 24, 2009 entered into by Stericycle, Inc., Bank of America, N.A., as administrative agent and a lender, other lenders from time to time party to the Credit Agreement, and a syndication agent to be determined

This exhibit omits the schedules and exhibits that are listed following the table of contents in the credit agreement. We will furnish a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission supplementally upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2009.

Stericycle, Inc.

By

/s/ FRANK J.M. TEN BRINK

Frank J.M. ten Brink

Executive Vice President and

Chief Financial Officer